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                                                                    EXHIBIT 10.3



                             CLOSING SIDE AGREEMENT



This Closing Side Agreement ("Agreement") is between Amoco Production Company ("Amoco") and HS Resources, Inc. ("HS"), and is dated this 15th day of December, 1997, to be effective as of December 1, 1997.

Amoco and HS entered in a Purchase and Sale Agreement ("PSA") dated November 25, 1997, and desire to enter into this Closing Agreement with respect to certain matters set forth in the PSA and other matters..

In consideration of the mutual promises set forth in the PSA and other good and valuable consideration, the parties hereby agree to amend the PSA as follows:

1. Norden Limited Partnership. Amoco has acquired additional net revenue interests and/or working interests with respect to the wells and locations identified on Exhibit "A" to the PSA attributable to interests owned by or in the name of Anadarko Petroleum Corporation in the NorDen Limited Partnership ("Additional Interests"). Amoco shall be entitled to an increase in the Purchase Price at Closing in the amount of $3,500,000 for the Additional Interests, as set forth on Exhibit "1" attached hereto and made a part hereof, which Additional Interests and their allocated values shall supplement the wells and locations (and their associated allocated values) set forth in Exhibit "A" to the PSA. The above increase in the Purchase Price covers the entire interest of Anadarko in the NorDen Limited Partnership whether or not such interests are correctly described on Exhibit "1".

2. Property Exchange. Pursuant to Article 13 Property Exchange of the PSA and that certain letter from Amoco to HS dated December 10, 1997, designating the Amoco Exchange Properties, the parties have agreed to exchange certain properties. At Closing of the exchange transaction contemplated thereby, Amoco shall convey to HS (as nominee for its wholly owned subsidiary HSRTW, Inc.) all the Amoco Exchange Properties and HS (through HSRTW, Inc.) shall convey all the HS Exchange Properties as to which preferential purchase rights of third parties are inapplicable, have lapsed or have been waived.

3. Second Closing. In order to preserve the tax efficient nature of the transaction as contemplated in the Article 13, Property Exchange, and to provide additional time to satisfy any preferential right obligations, Amoco and HS desire to amend Article 3.4, Preferential Rights to Purchase, Article 13, Property Exchange, and Article 17, The Closing, in order to allow for a second closing to occur. The portions of the HS Exchange Properties or Amoco Properties (as shown on


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Exhibits "2" or "3") that are subject to preferential purchase rights that have not been waived, exercised, or expired as of the Closing, shall be conveyed in the same manner and through the parties as described in paragraph 2 immediately above at the second closing to be held at Amoco's Denver office on January 23, 1998. ("Second Closing"). If and to the extent that preferential rights are exercised with respect to any of the HS Exchange Properties, at the Second Closing HS shall pay to Amoco the appropriate consideration for those properties, based on the Equivalent Cash Sales Value set forth in Exhibit "2" attached hereto (which is the allocated valued as set forth in Exhibit "B" to the PSA, grossed up by a factor of 1.56). If and to the extent that preferential rights are exercised with respect to any of the Amoco Properties, at the Second Closing Amoco shall pay the portion of the Purchase Price attributable to the preferential purchase right in accordance with the allocation for the properties set forth on Exhibit "3" hereto.

4. Stock Registration. That portion of Article 3.3.1 of the PSA relating to the timing of the filing of a Registration Statement is amended to provide that HS may delay the filing of the Registration Statement referred to in Article
3.3.1 until immediately after the consummation or termination of the HS public offering currently expected to commence in January of 1998, but, notwithstanding the foregoing, HS must file the Registration Statement no later than February 15, 1998. HS shall prepare a draft of the Registration Statement for Amoco's review and comment by December 22, 1997 and, subject to receipt of such comments, take such actions as are necessary to file the Registration Statement in accordance with the immediately preceding sentence. For clarification regarding Article 3.3.3, HS agrees that it is not presently conducting a public offering, such period to commence upon notice by HS to Amoco that it has conducted its organizational meeting regarding the offering and is preparing and intends to circulate a red herring prospectus as soon as possible.

5. Litigation and Claims. The following matter shall be deemed to be included in Exhibit "G" to the PSA:

         Amoco has provided notice to HS of the filing of litigation by Northern Oil & Gas, Inc. et al. against Amoco in the United States District Court for the District of New Mexico. Amoco shall defend, indemnify, protect and hold harmless HS (including the Buyer Group) from any claim or damage that results from this lawsuit or any other lawsuit, dispute or claim arising out of the circumstances underlying the lawsuit or involving any of the plaintiffs to the lawsuit.

6. Amoco has been notified by the State of Colorado of certain problems relating to the disposal of produced water into the Wattenberg SWD #1 well. Within five (5) Days prior to the end of the production month in which the Transition Agreement between the parties (executed pursuant to the PSA) is terminated, Amoco, at its sole cost, shall cause such well to pass a mechanical integrity test witnessed and accepted by the Colorado Oil and Gas Commission.


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7.  HS intends to hold the Amoco Exchange Properties as nominee on behalf of
HSRTW, Inc. Amoco hereby consents to HS holding as nominee on behalf of HSRTW beneficial title to such Amoco Exchange Properties.

8. Amoco has leased its Ft. Lupton office space and yard from Ft. Lupton Development Corp. under Lease dated June 20, 1977, as amended and modified (the "Lease"). Assignment of the Lease requires consent of the Lessor (as defined in the Lease). Consent from the Lessor has not been obtained by Amoco. Amoco shall continue to endeavor to obtain such consent from Lessor until January 31, 1998. In the event consent to assign the Lease is timely obtained by Amoco, the Lease shall be assigned to HS in the form attached as Exhibit "4" to this Agreement. If consent is not obtained by that date, Amoco shall exercise its option to purchase the Lease Premises pursuant to Article 3 of the Second Lease Modification Agreement dated March 16, 1992. The purchase price of $200,000 for such option shall be paid in equal shares by HS and Amoco.

9. HSR has requested the consent of Amoco for the assignment by HSR to Westide Investments, LLC, a Delaware limited liability company with offices at 82 Devonshire Street, R22C, Boston, Massachusetts 02109 ("Assignee"), of HSR's right upon the closing of the transaction contemplated by the PSA to receive assignments of certain interests that qualify or may qualify for tax credits under Section 29 of the Internal Revenue Code of 1986. HSR agrees that such assignment will be subject to the following qualifications and conditions.

                 a. Amoco shall convey the properties pursuant to the Agreement to HSR without reference to Assignee so that there shall be no change in the forms of conveyance contemplated by the Agreement.

                 b. HSR shall remain fully liable for the performance of all obligations under the Agreement as though no assignment had occurred.

                 c. HSR shall irrevocably be and remain the exclusive agent of Assignee for all purposes under the Agreement, and Assignee shall have no right to deal with or make any claim or demand against Amoco
                          directly.   HSR shall indemnify and hold Amoco
                          harmless from and against any and all claims or demands which may be made by the Assignee against Amoco, its officers, agents, employees, successors or assigns arising out of the assignments to be executed between HSR and its Assignees.

                 d. HSR shall assume responsibility for obtaining any amended consents or waivers of preferential purchase rights that might apply, and shall fully defend, indemnify and hold harmless


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                          Amoco from any claim or damage that results from the
                          failure of Amoco to obtain such consents or waivers in favor of an assignment to Assignee.

10. Notwithstanding the fact that some of the HS Exchange and/or Amoco Properties may not be conveyed until the Second Closing, the Transition Agreements shall be applicable with respect to all of such properties unless and until conveyed to a third party pursuant to the exercise of a preferential purchase right.

11. Notwithstanding the provisions of Article 6.5 of the PSA, which provide for post-Closing adjustments for the period of time between the Effective Time and Closing, the Estimated Monthly Statement (and payment) pursuant to the Transition Agreement for the production month of December, 1997, shall include the accounting for the entire month of December, 1997.

12. Amoco entered into that certain Natural Gas Purchase and Sale Agreement between Public Service Company of Colorado ("PSCo") and Amoco Energy Trading Corporation ("AETC") dated September 1, 1997, as amended (the "Contract"). Assignment of this Contract requires the consent of PSCo. If consent is obtained by Amoco, HS shall assume the obligations of AETC thereunder as of the Effective Time for the remaining term of the Contract. In such event, Amoco, during the term of the Transition Agreement, shall account to HS using the Contract price received for production sold under the Contract.

      If consent is not received from PSCo, Amoco and HS shall cooperate to ensure HS receives the benefit of the Contract. For the production months during the term of the Transition Agreement, Amoco shall cause AETC to sell to PSCo for the benefit of HS the volumes of production necessary to satisfy the Contract and account to HS using the Contract price. After the termination of the Transition Agreement, HS Energy Services, Inc., for the benefit of HS, will sell to AETC such volumes necessary to satisfy the Contract at a transfer price of the Colorado Interstate Gas Index Price as reported in the first issue of Inside F.E.R.C's Gas Market Report under the "Prices of Spot Gas Delivered to Pipelines table for the applicable month, plus $0.20/MMBTU and AETC shall resell for the benefit of HS such production to PSCo under the Contract. In the event HS Energy Services, Inc. fails to deliver the volumes necessary to enable AETC to comply with the Contract, HS shall reimburse AETC for any costs or penalties incurred by AETC to deliver the volumes. During the transition period under the Transition Agreement and thereafter to the extent of the term of the Contract, Amoco shall account to HS using the Contract price for such production sold to PSCo.

      Beginning with the production month of January 1998 until the termination of the Transition Agreement, except for such production committed to the


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Contract, HS Energy Services, Inc. shall purchase from Amoco for the benefit of
HS residue gas production attributable to the Properties at the tailgate of the Wattenberg Plant at the Colorado Interstate Gas Index Price, as reported in the first issue of Inside F.E.R.C's Gas Market Report under the "Prices of Spot Gas Delivered to Pipelines table for the applicable month, plus $0.20/MMBTU.

         Notwithstanding anything contained herein, in its accounting to HS, Amoco shall be entitled to make the applicable deductions from the Contract price for gathering and other post-production costs incurred prior to the Point of Delivery under the Contract.

13. HS shall determine if it holds any seismic licenses relating to the HS Exchange Properties, and will provide assignments of said licenses to Amoco, in accordance with the PSA, as soon as reasonably practicable after the Closing.

14. Defined terms in this Agreement shall have the meaning ascribed to them in the PSA unless specifically defined herein.

Except as expressly set forth in this Closing Side Agreement, the terms and conditions of the PSA shall remain in full force and effect as originally executed. The terms of this Agreement are subject to the terms of the PSA, except that the terms of this Agreement shall prevail over any contradictory terms in the PSA, and to the extent that any of the terms of the PSA are deemed to be in conflict with the terms of this Agreement, the PSA shall automatically be amended to the extent necessary to resolve the conflict.

This Agreement is dated December 15, 1997, but effective as of December 1,
1997.


AMOCO PRODUCTION COMPANY                   HS RESOURCES, INC.

By: /s/ LON O. BUEHNER                     By: /s/ GEORGE H. SOLICH
   -------------------------                  -------------------------
Name: Lon O. Buehner                       Name: George H. Solich
Title:   Attorney-in-Fact                  Title:  Vice-President